As filed with the U.S. Securities and Exchange Commission on April 21, 2025
Registration No. 333-260367
Registration No. 333-270225
Registration No. 333-277586

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-8 REGISTRATION STATEMENT NO. 333-260367
FORM S-8 REGISTRATION STATEMENT NO. 333-270225
FORM S-8 REGISTRATION STATEMENT NO. 333-277586

UNDER
THE SECURITIES ACT OF 1933

Paragon 28, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-3170186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 East Main Street
Warsaw, IN 46580
(574) 373-3333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Omnibus Stock Option and Award Plan
2021 Incentive Award Plan
2021 Employee Stock Purchase Plan
(Full title of the plan)

Chad F. Phipps
Senior Vice President,
General Counsel and Secretary
Zimmer Biomet Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
(574) 373-3333
(Name and address, including zip code and telephone number, including area code, of agent for service)

Copy to:
Gabrielle M. Witt
Joseph E. Gilligan

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (the “Registration Statement”) filed by Paragon 28, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-8 (No. 333-260367), filed with the SEC on October 20, 2021, which registered the offering of an aggregate of 14,278,219 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant issuable pursuant to the 2011 Omnibus Stock Option and Award Plan, the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”).

●
Registration Statement on Form S-8 (No. 333-270225), filed with the SEC on March 2, 2023, registering the offer and sale of an additional 9,253,070 shares of Common Stock, issuable pursuant to the 2021 Plan and the ESPP.

●
Registration Statement on Form S-8 (No. 333-277586), filed with the SEC on March 1, 2024, registering the offer and sale of an additional 4,969,526 shares of Common Stock, issuable pursuant to the 2021 Plan and the ESPP.

On April 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 28, 2025, by and among the Registrant, Zimmer, Inc. (“Zimmer”), a Delaware corporation and a wholly owned subsidiary of Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”), Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Zimmer (“Merger Sub”) and, for certain provisions therein, Zimmer Biomet, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Zimmer.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on April 21, 2025.

PARAGON 28, INC.

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.